EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Central Pacific Financial Corp.:
     We consent to the incorporation by reference in this registration statement on Form S-3 of Central Pacific Financial Corp. of our reports dated March 15, 2006, with respect to the consolidated balance sheets of Central Pacific Financial Corp. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Central Pacific Financial Corp. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP

Honolulu, Hawaii
November 7, 2006